Exhibit 99.1




                    HALIFAX ANNOUNCES FOURTH QUARTER
                    AND FISCAL 2007 FINANCIAL RESULTS

Alexandria, VA - July 11, 2007 - Halifax Corporation (AMEX: HX) today announced its financial results for the fourth quarter and fiscal year ended March 31, 2007.

Revenues for fiscal 2007 were $50.7 million compared to prior fiscal 2006 revenues of $54.9 million. The revenue decrease, which was primarily due to the cessation of an unprofitable nationwide contract in April 2006, was partially offset by new more profitable business.

Halifax reported gross margins of $4.4 million, or 9% of revenues, for the 2007 fiscal year, versus $3.7 million, or 7% of revenues, for the previous year. The margin improvement in fiscal 2007 was due to a better mix of more profitable business. The Company's current year margins were negatively impacted as a result of a contract loss in the fourth quarter and a non-cash charge of $640,000 taken in the fourth quarter related to inventory reserves. In fiscal 2006, margins were negatively impacted by the unprofitable nationwide contract referenced above. This contract was concluded in April 2006.

The Company reported breakeven results for operating profit in fiscal 2007, versus an operating loss of $1.5 million for the prior year. Halifax also recognized a gain of $2.5 million on the sale of its Secure Network Services business in fiscal 2006.

The net loss for fiscal 2007 was $2.8 million, or $0.88 per share. The principal reason for the loss was a non-cash charge of approximately $2.2 million related to recording a full valuation allowance against a deferred tax asset, which had been carried on the balance sheet. For fiscal 2006 the Company reported net income of $1.5 million, or $0.48 per basic and diluted share.

According to Charles McNew, president and chief executive officer, "Were it not for certain non-cash adjustments, we would have reported a marginally profitable year for fiscal 2007, as contrasted to a loss from continuing operations of $1.3 million for fiscal 2006. From an operational standpoint, we have a healthy backlog and as mentioned in recent releases, despite the competitive marketplace, we are encouraged by the present volume of potential new deals."

McNew added, "We are continuing to evaluate various strategic alternatives to further position our Company for near and longer term growth opportunities."

For the quarter ended March 31, 2007, revenues were $13.0 million compared to $12.9 million for the same period last year. Gross margin was $225,000 for the quarter ended March 31, 2007, compared to gross margin of $1.1 million for the same period last year. The primary reason for the decrease in gross margin was a non-cash charge for inventory obsolescence and a loss on a contract that has been terminated. The operating loss for the quarter ended March 31, 2007, was $822,000 as compared to an operating loss of $74,000 for the same period last year. Primarily as a result of the non-cash deferred tax asset adjustment, the Company reported a net loss of $2.9 million for the quarter ended March 31, 2007, or $0.93 per share, as compared to net income of $233,000, or $0.07 per basic and diluted share, for the same period last year, which included a gain on the sale of discontinued operations.

The Company will host a conference call for investors at 11:00 a.m. EDT on Wednesday, July 11, 2007, to review the financial and operational results for the quarter. The conference call phone number is 800-926-6531 for U.S. callers and 415-226-5360 for international callers. The conference call replay will be available from 1 p.m. EDT on Wednesday, July 11, 2007, to 1 p.m EDT on Thursday, July 12, 2007. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21343980.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.
                           Halifax Corporation
                         Summary Financial Data
                (In Thousands, except per share amounts)



Statement of operations   For the three months    For the years
                            ended March 31,      ended March 31,
                            2007        2006      2007      2006

Revenues                    $12,977     $12,884   $50,695  $54,911

Cost of Services             12,752      11,774    46,268   51,211

Gross margin                    225       1,110     4,427    3,700

Selling, marketing,
general & administrative      1,047       1,184     4,427    5,032

Severance costs                   -           -         -      144

Operating loss                (822)        (74)         -  (1,476)

Other income                      9           -        32        6
Interest expense              (181)       (125)     (673)    (583)

Loss before income taxes      (994)       (199)     (641)  (2,053)

Income tax expense            1,953       (112)     2,149    (777)
benefit

Loss from continuing
operations                  (2,947)        (87)   (2,790)  (1,276)

Income from discontinued
operations                        -           -         -      310
Gain on sale of
discontinued operations           -         320         -    2,502

Net (loss) income          $(2,947)        $233  $(2,790)   $1,536

Earnings  per common
share - basic
  Continued operations       $(.93)      $(.03)    $(.88)  $ (.40)
  Discontinued                    -           -         -      .09
operations
Gain on sale of                   -         .10         -      .79
discontinued operations
                             $(.93)        $.07    $(.88)     $.48

Earnings  per common
share - diluted
  Continued operations       $(.93)      $(.03)    $(.88)  $ (.40)
  Discontinued                    -           -         -      .09
operations
Gain on sale of                   -         .10         -      .79
discontinued operations
                             $(.93)        $.07    $(.88)     $.48

Weighted average number
of common Shares
outstanding
  Basic                       3,175       3,172     3,175    3,174
 Diluted                      3,180       3,183     3,180    3,188

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


Balance Sheets                          March 31,2007  March 31,2006
Current assets
 Cash                                          $1,078            $400
 Restricted cash                                  673             625
 Trade accounts receivable, net                11,345          11,415
  Inventory, net                                4,946           6,363
  Prepaid expenses and other current
assets                                            584             722
  Deferred tax asset                                -           1,332

Total current assets                           18,626          20,857

Property and equipment, net                     1,225           1,381
Goodwill and intangibles, net                   3,865           4,213
Other assets                                      121             130
Deferred tax asset                                  -             828

Total assets                                  $23,837         $27,409

Liabilities and stockholders' equity

Current liabilities
  Accounts payable and accrued
expenses                                       $6,375          $7,135
  Deferred maintenance revenue                  3,058           3,515
  Notes payable                                     -             168
  Income tax payable                               11             331
  Bank debt                                     6,880               -
  Auxiliary line of credit                      1,000               -
  Current portion of long-term debt                31              34

Total current liabilities                      17,355          11,183

Long-term bank debt                             7,880           6,891
Other long-term debt                              120             154
Subordinated debt - affiliate                   1,000           1,000
Deferred income                                   159             218

Total liabilities                              18,634          19,446

Stockholders' equity                            5,203           7,963

Total liabilities and stockholders'
equity                                        $23,837         $27,409


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